Exhibit 12


                UAL Corporation and Subsidiary Companies

           Computation of Ratio of Earnings to Fixed Charges


                                       Year Ended December 31
                               1999    1998    1997      1996     1995
                               ----    ----    ----      ----     ----
Earnings:                                 (In Millions)
Earnings before income taxes
  and extraordinary item      $1,942  $1,256  $1,524   $  970   $  621
Undistributed earnings
  of affiliate                   (20)    (62)    (16)     (49)     (38)
Fixed charges, from below        993     986     991    1,112    1,239
Interest capitalized             (75)   (105)   (104)     (77)     (42)
                               -----   -----   -----    -----    -----
     Earnings                 $2,840  $2,075  $2,395   $1,956   $1,780
                               =====   =====   =====    =====    =====

Fixed charges:

Interest expense              $  362  $  355  $  286   $  295   $  399
Portion of rental expense
  representative of the
  interest factor                631     631     705      817      840
                               -----   -----   -----    -----    -----
     Fixed charges            $  993  $  986  $  991   $1,112   $1,239
                               =====   =====   =====    =====    =====

Ratio of earnings to
  fixed charges                 2.86    2.10    2.42     1.76     1.44
                               =====   =====   =====    =====    =====